UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 East Kendall Street Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

AVEO Pharmaceuticals, Inc. (the “Company”) has an annual cash incentive program, which is designed to provide cash bonus awards to the Company’s employees, including the Company’s executive officers. On March 27, 2014, the independent members of the Board of Directors (the “Independent Board Members”) of the Company, upon the recommendation of the Company’s compensation committee (the “Compensation Committee”), established the following corporate goals under the 2014 annual cash incentive award program for the year ending December 31, 2014, as set forth below:

Corporate Goals	Percentage of Portion of Annual Cash Incentive Award Attributable to Corporate Goals
Advancement of the program goals outlined in the Company’s 2014 Strategic Plan, including the development of the AV-380, ficlatuzumab and AV-203 programs, (including the completion of strategic partnership(s) for one or more of such programs), and the cost-efficient wind-down of the Tivozanib program	60%

Identification of external product opportunities for further acceleration of value creation	25%

Achievement of financial goals, including certain year-end cash balances	15%

Total	100%

The corporate goals account for 80% of the annual cash incentive awards payable to the Company’s executive officers (other than Tuan Ha-Ngoc, the Company’s Chief Executive Officer, whose cash incentive payment is based solely on the achievement of the Company’s overall corporate goals).

In addition to the overall corporate goals described above, the performance of executive officers is measured against the achievement of certain individual goals. For 2014, the individual goals for each of the Company’s executive officers (other than Tuan Ha-Ngoc) account for 20% of such executive officer’s annual cash incentive award. For 2014, for Mr. Michael Bailey, the Company’s Chief Business Officer, the individual goals relate to leading the Company’s business development activities in completing the partnerships identified in the corporate goals and overseeing activities relating to the supply chain for all of the Company’s development programs and alliance and program management. The individual goals for the other executive officers (who are not named executive officers) are as follows: for Dr. Jeno Gyuris, Ph. D., the Company’s Chief Scientific Officer, the individual goals relate to leading the research organization in delivering all activities related to the advancement of all of the Company’s development programs and to providing scientific insights to all of the Company’s development programs; and for Mr. Joseph Vittiglio, the Company’s Senior Vice President and General Counsel, the individual goals relate to leading the legal function in addressing all corporate matters and overseeing activities related to the Quality Assurance function.

The 2014 target annual cash incentive award levels are a percentage of each named executive officer’s 2014 annual base salary as set forth in the Company’s Current Report on Form 8-K filed February 4, 2014. Following completion of the fiscal year ending December 31, 2014, the Compensation Committee and the Independent Board Members will evaluate the performance of the Company and each executive officer against such goals and will determine the annual cash incentive awards, if any, to be granted. The Compensation Committee has the authority to make discretionary adjustments to the annual cash incentive program, including the ability to make additional awards based on the Company’s executive officers’ performance and to modify the corporate and individual performance targets and the level of awards that the Company’s executive officers receive in conjunction with their performance against the targets.

Additional information regarding the compensation of the Company’s executive officers will be included in the Company’s proxy statement to be filed in connection with its 2014 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: April 2, 2014

By:	/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc
President and Chief Executive Officer